EXHIBIT 10.1

AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT

     AMENDMENT NO. 1 dated as of April 23, 2003 among Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), Level 3 Communications, Inc., a Delaware corporation (“Level 3”) and Eldorado Equity Holdings, Inc., a Delaware Corporation (“Eldorado”), to the Registration Rights Agreement dated as of February 7, 2002 between the Company and Level 3 (the “Registration Rights Agreement”).

     WHEREAS, Level 3 is the indirect beneficial owner of 1,017,061 issued and outstanding shares of the Company’s class B common stock, par value $1.00 per share (together with any shares distributed as a dividend with respect to, or issued in exchange for or in replacement of, such stock, the “Class B Common Stock”), and no shares of the Company’s common stock.

     WHEREAS, an affiliate of Level 3 transferred all of its shares of capital stock of the Company to Eldorado, an indirect, wholly-owned subsidiary of Level 3, on February 7, 2002, and Eldorado is currently the holder of record of the Class B Common Stock.

     WHEREAS, certain provisions regarding the allocation of registration expenses under the Registration Rights Agreement have been amended and restated in the Shelf Registration Agreement dated as of November 12, 2002 among the Company, Level 3 and Eldorado (the “Shelf Registration Agreement”).

     WHEREAS, notwithstanding Article 2 of the Shelf RegistrationAgreement, the parties hereto intend for the provisions of the Registration Rights Agreement (other than Section 3.2(a) thereof) to remain operative insofar as they relate to offers and sales of Class B Common Stock and any shares of capital stock or other securities distributed as a dividend with respect to, or issued in exchange for or in replacement of, Class B Common Stock outstanding as of the date of this Amendment.

     WHEREAS, the parties hereto desire to amend the Registration Rights Agreement as set forth below.

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AMENDMENTS

     Section 1.01. Amendment To Section 2.1(a). Clause (ii) of the first sentence of Section 2.1(a) of the Registration Rights Agreement is hereby amended by deleting the word “either” and inserting the following at the end of such clause:

or (z) subject to the provisions of Section 5.2 hereof, all of the remaining Registrable Securities held by the Shareholders

     Section 1.02. Amendment to Article 3. Article 3 of the Registration Rights Agreement is hereby amended to include the following at the end of such Article:

SECTION 3.3. Shelf Registration Demand. Notwithstanding the provisions of Section 3.1 above, Level 3 may exercise a Demand Registration pursuant to Section 2.1 hereof by requesting that all of its Registrable Securities be registered on Form S-3 for offer and sale by Eldorado or its permitted assigns on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. Such registration shall be effected pursuant to the terms of the Shelf Registration Agreement as if such Agreement were dated as of the later of (i) the date such Registrable Securities consist solely of shares of common stock of the Company and (ii) the date of such demand.

     Section 1.03. Amendment To Section 5.6(b). Clause (ii) of Section 5.6(b) of the Registration Rights Agreement is hereby amended by replacing the first instance of “either:” appearing in such Clause with the following:

: (w) subject to the provisions of Section 5.2 hereof, all of the remaining Registrable Securities held by the Shareholders,

ARTICLE 2
MISCELLANEOUS

     Section 2.01. Modification. The Registration Rights Agreement is amended only as expressly modified by this Amendment. Except as expressly modified by this Amendment, the terms of the Registration Rights Agreement and the Shelf Registration Agreement remain unchanged, and each of the Registration Rights Agreement and the Shelf Registration Agreement is hereby ratified and confirmed by the parties hereto in all respects. For the avoidance of doubt, notwithstanding Article 2 of the Shelf Registration Agreement, the

provisions of the Registration Rights Agreement (other than Section 3.2(a) thereof) shall remain operative and in full force and effect at all times insofar as they relate to offers and sales of Class B Common Stock and any shares of capital stock or other securities distributed as a dividend with respect to, or issued in exchange for or in replacement of, Class B Common Stock outstanding as of the date of this Amendment. In the event of any inconsistency between the terms of either of the Registration Rights Agreement and the Shelf Registration Agreement and this Amendment, this Amendment shall prevail to the extent of such inconsistency.

     Section 2.02. Representations And Warranties. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered by it and that this Amendment and the Registration Rights Agreement constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

     Section 2.03. No Waiver. Except as expressly provided herein, the execution and delivery of this Amendment shall not be deemed or construed to (i) constitute an extension, modification or waiver of any term or condition of the Registration Rights Agreement, (ii) give rise to any obligation on the part of any party hereto to extend, modify or waive any term or condition of the Registration Rights Agreement or (iii) be a waiver by any party hereto of any of its rights under the Registration Rights Agreement, at law or in equity.

     Section 2.04. Governing Law. THIS AMENDMENT AND ANY ISSUES ARISING HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES.

     Section 2.05. Severability. If any Article, Section or provision of this Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Amendment and the remaining portions of this Amendment shall remain in full force and effect.

     Section 2.06. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts and initially delivered by electronic or facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

     Section 2.07. Headings. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be duly executed by their respective authorized officers, as of the day and year first above written.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

By:	/S/ Michael J. Mahoney

Name: Michael J. Mahoney
Title: President and Chief Executive Officer

LEVEL 3 COMMUNICATIONS, INC.

By:	/S/ Thomas C. Stortz

Name: Thomas C. Stortz
Title: GVP & General Counsel

ELDORADO EQUITY HOLDINGS, INC.

By:	/S/ Neil J. Eckstein

Name: Neil J. Eckstein
Title: Director